Ex-99.2.A

Exhibit 24(b)(10)(a)

Consent of Sutherland Asbill & Brennan LLP

[S.A.B. Letterhead]

April 23, 2004

Board of Directors

Western Reserve Life Assurance Co. of Ohio

WRL Series Annuity Account B

570 Carillon Parkway

St. Petersburg, Florida 33716

RE: WRL Series Annuity Account B

       Janus Annuity

       File No. 33-63246/811-7754

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 12 to the Registration Statement on Form N-4 (File No. 33-63246) of WRL Series Annuity Account B filed by Western Reserve Life Assurance Co. of Ohio with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik